Exhibit 2

This is what we’ve delivered. Annual Review & Sustainability Report 2014

And we’re just getting started. Westpac Banking Corporation ABN 33 007 457 141 Photo by Weeli Goh

# 2014
# A year of delivery.

## For shareholders

Ordinary dividends up[1]

**5%** ↑

Cash earnings up[2]

**8%** ↑

Reported profit up[3]

**12%** ↑

Cash return on equity[2]

**16.4%**

Up 48 basis points ↑

Sector leading

**41.6%**

Expense to income ratio (cash[2] basis)

## For customers

Customers on the new Westpac Live online service

**2.7m**

Customer complaints down[4]

**27%** ↓

**33,000**

Emergency cash withdrawals

**24/7 banking**

More locations & services provided

Customer satisfaction of major banks[5]

**No.1**

## For employees

Women in leadership up from 42% to

**44%**

High performer retention up from 95.7% to

**95.8%**

Lost time injury frequency rate down from 1.5 to

**1.1**

## For community

Community investment up from $131m to

**$217m**

Social and affordable housing sector lending up 26% to

**$820m**

Launched our refreshed

**Reconciliation Action Plan**

CONTENTS

| | |
|---|---|
| CHAIRMAN'S REPORT | 2 |
| CEO'S REPORT | 4 |
| ABOUT US | 6 |
| OUR STRATEGY | 8 |
| OUR BUSINESSES | 14 |
| SUSTAINABILITY STRATEGY | 21 |
| FIVE-YEAR SUMMARY | 24 |
| BOARD AND EXECUTIVE TEAM | 26 |
| REMUNERATION | 28 |
| FINANCIAL CALENDAR & CONTACT DETAILS | 29 |

**Assurance over the content and key data sets in this report is provided by Ernst & Young. Detailed assurance statement available at www.westpac.com.au/2014AnnualReview**

1. All comparisons in this review are against results for the 12 months ended 30 September 2013 unless otherwise stated.
2. Cash earnings is net profit attributable to equity holders adjusted for the impact of treasury shares, fair value on economic hedges of hybrid instruments, and one-off significant items not part of ongoing business operations.
3. Net profit attributable to owners of Westpac Banking Corporation.
4. Across Australian Financial Services as at September 2014.
5. Consumer Satisfaction: Source: Roy Morgan Research, September 2014. Six month moving average (6MMA). Main Financial Institution (MFI) as defined by the customer. Satisfaction ratings are based on the relationship with the financial institution. Customers must have at least a Deposit/Transaction account relationship with the institution and are aged 14 or over. Satisfaction is the percentage of customers who answered 'Very' or 'Fairly satisfied' with their overall relationship with their MFI. Business Satisfaction: Source: DBM Consultants Business Financial Services Monitor, September 2014, 6MMA. MFI customers, all businesses. The Customer Satisfaction score is an average of customer satisfaction ratings of the customer's MFI for business banking on a scale of 0 to 10 (0 means 'extremely dissatisfied' and 10 means 'extremely satisfied'). Westpac ranking: refers to Westpac RBB's position relative to the other three major Australian banks (CBA, NAB, and ANZ). SBG ranking: refers to St.George Banking Group's position relative to the four major Australian banks (Westpac, CBA, NAB and ANZ).

1

# Remaining well positioned.

CHAIRMAN'S REPORT
LINDSAY MAXSTED

*Westpac has continued to reward shareholders while ensuring the Group remains well positioned for the future.*

It has been another year of significant change for the financial services sector and against this backdrop the Westpac Group has again delivered a strong performance.

For shareholders, we lifted our return on equity, improved our growth profile and further strengthened our businesses. This in turn has enabled the Board to maintain our consistent dividend profile, lifting ordinary dividends by at least 2 cents per share every half for the past five years.

As always, a key focus for the Board is to look forward and ensure the Group is well prepared for both emerging opportunities and challenges. With the rapid evolution of digital technologies, changing customer preferences and significant regulatory change, there has been much to consider.

Westpac has been actively addressing these developments. We have a strong management team and a clear strategy, and as a consequence the Board remains confident about our ability to respond and adapt to the environment, manage regulatory change and to innovate for customers. The Board is pleased with our progress in significantly improving the customer experience across the Group, and expects this progress to continue.

## STRONG FINANCIAL RESULT

In 2014 Westpac generated cash earnings of $7,628 million,[1] an increase of 8% over the previous year. We believe that cash earnings is the most appropriate measure for assessing our financial performance and is the key profit measure used by the Board to determine dividends. In 2014, reported statutory net profit increased 12% to $7,561 million.

Cash earnings up

**8%** ↑

Common equity tier 1 capital ratio

**9.0%**

A solid operating performance across all divisions contributed to a 5% rise in revenue, and a 5% lift in core earnings (net operating income less operating expenses). Asset quality has also continued to improve, which in turn led to lower impairment charges this year and to the 8% lift in cash earnings.

The Group's key financial metrics also remain very healthy, with the cash return on equity increasing to 16.4% and the expense to income ratio remaining sector leading at 41.6%.

A hallmark of Westpac over recent years has been the strength of our balance sheet. This strength was maintained over the year with very strong asset quality, capital levels at the upper end of the sector and a strong funding position.

The improvement in asset quality was reflected across the portfolio, with a reduction in the proportion of business loans that are impaired or undergoing stress and lower levels of consumer delinquencies across mortgages and other consumer lending. The proportion of stressed assets to total committed exposures is a good indicator of this progress, with the ratio falling from 1.6% to 1.2%.

Capital was well managed with our common equity tier 1 ratio at a strong 9.0% at 30 September 2014, just 13 basis points lower than a year earlier. Through the year we used this capital strength to acquire an $8 billion portfolio from Lloyds Australia (mostly equipment finance and motor vehicle lending), we improved our growth profile, particularly in the important areas of housing lending and infrastructure and we returned over $5.8 billion in dividends to shareholders.

Importantly, Westpac's capital ratios remain strong and at the upper end of banks globally.

## THE CHANGING OPERATING ENVIRONMENT

As you read this Report you will see we refer to many of the material changes that are occurring across the markets in which we operate. This includes the rapid digitisation of banking, the rise of Asia, changing demographics and regulatory change. We are actively responding and

2

many of our plans, and our progress, are outlined within this Report. Early in the year the Federal Government established a Financial System Inquiry (FSI) to recommend a blueprint for the fi nancial system over the next decade. This is an important development, because a healthy, competitive and strong fi nancial services industry is central to Australia’s continuing growth and prosperity. At the time of writing, the fi nal report of the FSI had not been released. We have been supportive of the FSI’s aims, noting that the fi nancial services industry is open, competitive and dynamic, with strongly capitalised and well supervised banks. We look forward to responding to the fi nal report to ensure that its recommendations achieve the desired outcome, namely positioning the fi nancial system to best support Australia’s economic growth. In achieving this objective, it is important that growth and stability receive equal focus and that the FSI’s recommendations are principles-based so they stand the test of time. In Asia we have made excellent progress. Our strategy is highly focused, specifi cally targeting key Asian growth corridors and companies and individuals that are active in the trade and fi nancial fl ows between Asia and our core markets. We have continued to grow our capability in the region and revenues were up 43% over the year. CHANGES TO THE BOARD We have continued our process of Board renewal with Alison Deans being appointed during the year. Alison’s experience in managing e-commerce and technology businesses adds a valuable skill set to your Board, particularly given the changes in our operating environment I mentioned earlier. This year John Curtis and Ann Pickard announced their decisions to retire from the Board. John played an important role over a number of years, fi rstly as a Board Member and Chairman of St.George and then joining the Westpac Board as Deputy Chairman following the St.George merger. We thank John for his outstanding contribution and dedication to the company. Ann’s recent retirement refl ects her executive relocation to the United States and the expectation that her commitments in North America will increase in 2015. Ann’s signifi cant global experience was an asset to the Board and we thank her for her valued contribution. OUTLOOK Looking ahead, we expect the Australian economy to steadily improve its growth profi le as consumer demand continues to respond to low interest rates, improving balance sheets and a sound employment market. We have already seen a response in the housing sector with strong demand and rising house prices, along with a pick-up in dwelling investment. While the economy will encounter some headwinds from the easing in mining investment there are also improving prospects for non-mining investment consistent with the rise in household demand. This should also be assisted by improving growth from the major developed economies while activity in China stabilises. For the fi nancial services sector, we expect continued change, not just from digital but from the more macro demographic shifts, including an ageing population. Given Westpac’s strong starting point, our improved momentum, and the strong state of all our divisions (and brands) we remain well positioned to continue generating consistent and high quality returns for shareholders. LINDSAY MAXSTED Chairman Westpac Group 1. Results refer to cash earnings unless otherwise stated. For an explanation of cash earnings see footnote 1 of Performance Highlights section of this report. — 3 2014 Westpac Group Annual Review and Sustainability Report

# Delivering for all stakeholders.

CEO'S REPORT
GAIL KELLY

*Our service revolution is creating a foundation for growth.*

## A YEAR OF DELIVERY

I am delighted to present another strong performance for the Westpac Group. It has been a year of delivery where we have produced stronger financial returns, delivered substantial service improvements for customers, invested more in our employees, and made a significant contribution to the communities in which we operate. At the same time our service revolution for customers is well underway, providing a step-up in our strategic agenda and real business momentum. This momentum, combined with the disciplined way we manage the business, sets us up well to continue delivering improved returns for shareholders.

## A STRONG AND CONSISTENT FINANCIAL PERFORMANCE

This year we increased cash earnings and cash earnings per share by 8%, the strongest increase in four years. The result was supported by a solid operating performance across all divisions and a further improvement in asset quality.

A key contributor to performance has been our service revolution which is fundamentally changing how we are supporting customers and enhancing their experience. We have made excellent progress in enabling customers to conduct their banking when and where they want. This includes the launch of our new digital platform in Westpac, increasing the number of locations available 24/7 and rolling out new payments technologies for businesses. At the same time we are working hard to simplify our processes, which is improving our responsiveness and reducing customer complaints.

These efforts contributed to the improvement in our customer satisfaction standing during the year. Westpac Retail & Business Banking is now number one in consumer satisfaction and business customer satisfaction amongst the major banks[1] St.George also continues to lead the majors in both of these measures[2]

We have seen a further deepening of customer relationships and a pick-up in growth through the year. On lending we grew 8%, while total deposits were 9% higher than a year earlier. In the second half of the year we grew at or above the financial system in every major lending and deposit category. We also continued to grow above the industry in our wealth and insurance businesses, the result of our ongoing focus on supporting customers' total financial service needs.

While supporting growth we have maintained our productivity disciplines, delivering $219 million in savings over the year. This contributed to us remaining the most efficient bank in the region with an expense to income ratio on a cash earnings basis of 41.6%.

Asset quality has continued to be a hallmark for Westpac. Almost every asset quality metric improved over the year with a lower proportion of stressed assets, lower impaired assets and a reduction in consumer (including mortgages) 90+ day delinquencies. These improvements contributed to a $197 million reduction (down 23%) in impairment charges over the year.

## STRONG OPERATING PERFORMANCE ACROSS DIVISIONS

All our divisions generated solid operating performances with particularly strong returns from our retail and wealth operations.

Australian Financial Services (AFS) had an excellent year lifting cash earnings by 12%. Across AFS, all brands contributed, with Westpac Retail & Business Banking (Westpac RBB), BT Financial Group (BTFG) and the St.George Banking Group (St.George) all reporting double digit earnings growth.

BT Financial Group, our wealth and insurance division, continued to deliver superior returns with cash earnings rising 16%. A key element of our customer-centric strategy is that we seek to meet customers' total financial needs, and do so in an integrated way. Our one team approach across our retail brands has continued to underpin BTFG's success.

Westpac RBB and St.George also had a strong year with cash earnings growth of 10% and 14% respectively.

Our portfolio of brands is a competitive advantage for us, giving us greater flexibility in meeting customers' specific needs. Our investment in Bank of Melbourne is an excellent example. Bank of Melbourne is providing a local alternative for Victorians, growing its mortgages more than twice as fast

4

as the Victorian system and deposits at more than three times the rate of Victorian system growth.

Westpac Institutional Bank also performed well, with the business once again being awarded the Lead Transactional bank in Australia,[3] a position it has now held for 11 consecutive years. The division has continued to focus on deepening relationships and this has contributed to a 6% rise in customer-related revenues through the year. Despite this growth, strong gains associated with the exit of Hastings listed infrastructure funds in FY 2013 which were not repeated in FY 2014, combined with more challenging financial market conditions in FY 2014 contributed to a 7% reduction in cash earnings compared to FY 2013.

Westpac New Zealand has been at the forefront of evolving its distribution network, using digital technologies to better support customers while improving both convenience and access. These initiatives have contributed to above system growth and combined with improved asset quality led to the strong, 13% (in NZ$) improvement in cash earnings.

## OPERATING SUSTAINABLY

2014 has been a landmark year for our sustainability performance, meeting or exceeding the majority of our sustainability targets.

In particular, women in leadership roles in the Group increased from 42% to 44%, our lending to the CleanTech and environmental services sector exceeded our $6 billion target, and we completed our largest single affordable housing finance transaction. We also launched our most ambitious Reconciliation Action Plan yet. A highlight for the year was the establishment of the Westpac Bicentennial Foundation: this is a $100 million fund aiming to support 100 education scholarships a year, forever. We are particularly proud of this initiative.

Our performance received global recognition, including being ranked the most sustainable company in the Global 100 Most Sustainable Corporations in the World at the World Economic Forum in Davos, and being assessed as the most sustainable bank globally in the 2014 Dow Jones Sustainability Index.

## MAINTAINING LEADERSHIP

Our achievements in 2014 reflect many years of development and work, from strengthening the organisation through the global financial crisis to reconfiguring our distribution network and, more recently, embarking on our customer service revolution.

While we have built strong foundations, we recognise the significant opportunities that are still available to us. We are ready for the challenge.

None of this would be possible without the support and dedication of an outstanding team, our 36,000 wonderful people who work tirelessly to build a better company and to create stronger communities. I thank them for their dedication and passion.

I would also like to thank our customers for their continuing support. We are totally focused on lifting the bar on the service customers can expect from the Group, and to make banking simpler and quicker to support their aspirations and businesses.

Finally, I would like to thank shareholders for their ongoing support. We will continue to work tirelessly to build the value of this Group — Australia's first company.



**GAIL KELLY**
Chief Executive Officer
Westpac Group

1. Refer to page 1, footnote 5 of this report for customer satisfaction metrics.
2. SBG ranking: refers to St.George Banking Group's position relative to the four major Australian banks (Westpac, CBA, NAB and ANZ).
3. Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia 2014.

2014 Westpac Group Annual Review and Sustainability Report — 5

A strong banking & fi nancial services franchise. ABOUT US Founded in 1817, Westpac is Australia’s fi rst bank and fi rst company. Over the course of almost two centuries we have grown, adapted and strengthened. We have been a key element of our nation’s economy and supported its prosperity. Westpac provides consumer, business and institutional banking services along with wealth management, wealth administration and insurance services to customers across Australia, New Zealand and the Asia Pacifi c region. These services are provided via the Group’s customer-facing brands. Our brands are backed by core support divisions, including risk, fi nance, people, technology and operations. The Group also maintains branches and offi ces in New York, London and throughout Asia. Our strategy is centred around customers, helping them to prosper and grow. Westpac remains: • One of the top fi ve listed companies on the ASX by market capitalisation, $100 billion at 30 September 2014 • Strongly capitalised with a common equity tier 1 ratio of 9.0% • One of the most effi cient banks globally, with an expense-to-income ratio of 41.6% on a cash basis • Recognised as a global leader in sustainability. $217m Community investment $101bn Funds under management $114bn Funds under administration $580bn Lending 1,534 Points of bank representation 595,000 Shareholders 12.8m Customers $409bn Customer deposits 4.7m Customers active online 36,373 Employees 6 —

## AUSTRALIAN FINANCIAL SERVICES

### WESTPAC RETAIL & BUSINESS BANKING

Westpac Retail & Business Banking offers banking and financial services to consumers, and small-to-medium businesses, along with commercial and agribusiness customers in Australia under the Westpac brand.

Cash earnings
**$2,582 million**

Deposits
**$163 billion**

Loans
**$271 billion**

### ST.GEORGE BANKING GROUP

St.George Banking Group is a family of four local brands — Bank of Melbourne, BankSA, RAMS and St.George Bank — providing banking and financial services to consumers, small-to-medium businesses and commercial customers nationally.

Cash earnings
**$1,580 million**

Deposits
**$94 billion**

Loans
**$168 billion**

### BT FINANCIAL GROUP

BT Financial Group is the Group's wealth management business and helps customers manage, protect and grow their wealth by providing investment, superannuation, financial advice, funds administration, private banking and insurance.

Cash earnings
**$895 million**

Funds under administration
**$113 billion**

Funds under management
**$89 billion**

### WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank supports the global banking needs of corporate, institutional and government customers. The division provides expertise in transactional banking, financial and debt capital markets and alternative investment solutions.

Cash earnings
**$1,468 million**

Deposits
**$77 billion**

Loans
**$66 billion**

### WESTPAC NEW ZEALAND

Westpac New Zealand offers banking, wealth, and insurance products to consumer, business and institutional customers across New Zealand. Banking is provided under the Westpac brand, with insurance and wealth products under Westpac Life and BT brands.

Cash earnings
**$790 million**[1]

Deposits
**$44 billion**

Loans
**$58 billion**

### WESTPAC PACIFIC

Westpac Pacific provides banking services for consumers and business customers in seven Pacific Island nations — Cook Islands, Fiji, Papua New Guinea, Samoa, Solomon Islands, Tonga and Vanuatu.

Cash earnings
**$122 million**

Deposits
**$3 billion**

Loans
**$2 billion**


67%
AUSTRALIAN FINANCIAL SERVICES
34%
WESTPAC RETAIL & BUSINESS BANKING
21%
ST.GEORGE BANKING GROUP
12%
BT FINANCIAL GROUP
2014 WESTPAC GROUP CASH EARNINGS $7,628 million
WESTPAC INSTITUTIONAL BANK
19%
WESTPAC NEW ZEALAND
10%
WESTPAC PACIFIC
2%
GROUP BUSINESSES
2%

1. $864 million in NZ$.

2014 Westpac Group Annual Review and Sustainability Report — 7

Since our inception in 1817 we have consistently delivered for shareholders, customers, employees and the communities in which we operate. Our ability to adapt and embrace change, together with the strength we’ve built into our business, positions us well as we approach our third century and for the ongoing evolution of fi nancial services. Today the fi nancial services industry is being redefi ned by the forces of regulatory change, shifting demographics, the rise of Asia and the rapid evolution of technology. In addition, expectations of customers, shareholders, employees, regulators and the community have lifted and we must step up to these changes. Our strategy helps us respond to these forces while supporting our vision to help our customers, communities and people to prosper and grow. Shaping our future. OUR STRATEGY See pages 10 to 13 and pages 21 to 23 for detailed progress against our strategic priorities and sustainability objectives, or online at www.westpac.com.au/2014AnnualReview MORE ONLINE A BALANCED APPROACH Our strategic priorities are underpinned by our focus on achieving balanced outcomes across strength, return, growth and productivity. This helps us manage the trade-off s that emerge while creating a stronger, more sustainable business. For example, we will pursue growth but not at the expense of returns. Similarly we are seeking to become more effi cient but our risk disciplines (impacting strength) will not be compromised. OUR VISION To be one of the world’s great companies, helping our customers, communities and people to prosper and grow. STRENGTH A strong company RETURN Maintain discipline GROWTH Investment driven PRODUCTIVITY Sector leading 8 —

## STRATEGIC PRIORITIES

Our five strategic priorities guide us towards our vision, helping us deliver on our service revolution. At the same time, they assist us to respond to the major trends shaping our operating environment.

### REMAIN STRONG

Having established a strong capital, funding and liquidity position, as well as maintaining very strong asset quality, our focus is now on further refining our position to ensure we remain strong. This includes enhancing our governance frameworks for long-term sustainability and responding to society's expectations and environmental concerns.

### TARGETED GROWTH

Direct investment towards the areas that offer the greatest growth opportunities, including wealth, Asia, growing Bank of Melbourne and delivering more for small businesses. It also means sustaining growth in our key business lines of mortgages and deposits.

### CUSTOMER RELATIONSHIPS

Through our service revolution, build deep and enduring customer relationships by better understanding customers' financial needs throughout their lives. This includes staying ahead of digital innovation, redesigning our network, and strengthening our corporate and institutional lead-bank status.

### RADICALLY SIMPLIFY

Simplify our products and processes, allowing us to respond quickly, increase operational efficiency, and meet customer demands for digital solutions that suit their lifestyles.

### ONE TEAM

Work together as one team to deliver the best outcomes for customers and the best outcome for the organisation. This includes further strengthening our customer-centric, high performance culture, and enhancing the diversity and wellbeing of our workforce.

## A SUSTAINABLE FUTURE

We recognise that for our business to prosper, so too must the communities in which we operate. In this regard, we are focused on three priority areas designed to support more sustainable long-term outcomes across our operating environment.

### EMBRACING SOCIETAL CHANGE

Help improve the way people work and live, as our society changes, by thinking creatively about shifting demographics, tapping into traditionally underemployed groups and evolving our products and services.

### ENVIRONMENTAL SOLUTIONS

Help find solutions to environmental challenges by providing products and services that encourage sustainable outcomes, lending to and investing in CleanTech and environmental services, and reducing our environmental footprint.

### BETTER FINANCIAL FUTURES

Help customers have a better relationship with money by exploring new paths of personal wealth creation that are less dependent on debt, and offering new models of financial education to meet the changing concept of retirement.

2014 Westpac Group Annual Review and Sustainability Report — 9

DELIVERING ON
OUR STRATEGY

**Our five strategic priorities guide the way we manage our business and help us to embrace opportunities and address the material issues that are shaping our environment and impacting our business.**

## OPERATING LIKE A 200 YEAR OLD START-UP

Having fortified our balance sheet over the last seven years Westpac is in strong shape. Our capital, funding and liquidity positions are all robust and asset quality has improved. With this strong foundation we are now looking forward, focusing more on growth and actively responding to changes such as digitisation, the rise of Asia and changing demographics.

This includes focusing on better meeting customer needs by expanding our digital services across online and mobile and transforming our distribution network from transaction centres to service and support hubs. At the same time, we are continuing to invest in strengthening our systems and capabilities and being ready to respond to further regulatory changes that may emerge.

We are managing these opportunities and approaching these challenges like a 200 year old start-up: with the strong foundations of Australia's oldest company and the attitude, flexibility and innovation of a new market entrant.

## SUPPORTING CUSTOMERS AND THE COMMUNITY

After almost 200 years of doing business we continue to recognise that our success depends on the success of our customers and the communities in which we operate.

By backing businesses and helping customers own their own homes, save for retirement and protect their assets, we are helping more people protect and secure their financial futures. Supporting customers is at the heart of our strategy and central to our success.

For example, as the population ages it is vital for customers to have access to the right advice and services to assist them reach their retirement goals. Today we help meet the wealth needs of 20% of our banking customers[1] and, while we lead the industry on this front, we recognise there is still much to do. In particular, we are investing heavily in new systems to help individuals manage and protect their wealth and we are ensuring all our customer-facing employees are appropriately trained to best help customers with those needs.

Recognising the broader role we play in helping to keep our nation strong, this year we launched the Westpac Bicentennial Foundation. The $100 million fund is Australia's largest ever privately funded education scholarship fund, which is designed to provide 100 scholarships a year, in perpetuity. In this way we are helping to back the next generation of Australia's leaders.

### MATERIAL ISSUES

**Important for multiple stakeholder groups**

- A Customer expectations and experience
- B Financial and economic performance
- C Digitisation
- D Conduct and culture
- E Changing regulatory landscape
- F Simplification and productivity

**Important for one, or a smaller group of stakeholders**

- G Diversity, flexibility and agile working
- H Social impact
- I Better financial futures
- J ESG risk in lending and investments
- K Climate change and the 2°C economy

### OTHER ISSUES

- L Talent attraction and retention
- M Sustainable supply chain
- N Training and development
- O Wellbeing
- P Direct environmental footprint

**MORE ONLINE** For details on our materiality approach visit *www.westpac.com.au/2014AnnualReview*


HIGH
INTERNAL PERSPECTIVE: Importance to business
LOW
A
B
C
D
E
F
G
H
I
J
K
L
M
N
O
P
LOW
EXTERNAL PERSPECTIVE: Importance to stakeholders
HIGH

This chart presents an assessment and rating, externally assured by Ernst & Young, of the significant issues facing Westpac, based on their importance to both the Group and a range of stakeholders. Those issues assessed as material appear in the top right hand quadrant. We have discussed all issues and our response throughout this report, with further detail available online.

10

## BANKING IN A DIGITAL WORLD

Technology and digitisation are changing almost every element of our business. It is changing the way we operate, introducing new competitors and driving customer behaviour and expectations. Banking is now something people expect to do anywhere, anytime; and we are responding.

We continued to transform our distribution networks, allowing customers to do more of their banking 24 hours a day, seven days a week. This includes the installation of new smart ATMs, coin deposit and coin dispensing machines, and more mobile payment solutions. We also launched a new online and mobile banking service that is enabling customers to manage more of their finances online.

Digitisation is not only creating opportunities it is also introducing competitive challenges, enabling new entrants to enter the industry with different delivery and distribution models. We are monitoring these developments and thinking creatively about how to respond. We have, for example, launched a new venture capital fund called Reinventure that is identifying and investing in new business models. In this way we can be better prepared for the inevitable changes.

## RESPONDING TO REGULATORY CHANGE

Financial services has always been a highly regulated industry given the important role it plays in the economy. However, since the global financial crisis, the failure of a number of markets globally has seen regulatory intensity increase, and financial services companies have needed to upgrade their systems, implement new financial models and increase capital and liquidity resources.

The current Australian Financial System Inquiry, which is seeking to create a blueprint for the financial system over the next decade, is considering aspects of this changing environment. Westpac has actively contributed to the Inquiry process, including providing two formal submissions. Until the Government officially responds to the Inquiry's recommendations, the final impact cannot be predicted.

Issues of inappropriate conduct in the selling of financial services have also emerged in certain offshore markets, such as the UK, and in Australia with the provision of financial advice. Westpac always seeks to put customers and their needs first and we continually review our policies and processes to ensure they are appropriate.

## MAKING IT EASIER TO DO BUSINESS

Simplifying our business and making it easier for customers to interact with us is central to our strategy. A comprehensive program is underway to remove complexity, simplify processes, share best practice and increase productivity. This program is reshaping the way we do business, contributing to improved response times and lower complaints.

# Remain strong

### What we've delivered in 2014

**CAPITAL STRENGTH**

Our common equity tier 1 capital ratio at 9.0% remains well above regulatory minimums, and is at the upper end of banks globally.

**HIGH ASSET QUALITY**

The ratio of stressed assets to total committed exposures fell by 36 basis points to 1.24% and impaired assets to gross loans declined 27 basis points to 0.40%.

**STRONG FUNDING MIX**

Customer deposits grew a solid 7% contributing to a customer deposit-to-loan ratio of 70.5%. Liquid assets also increased $9 billion over the year to $134 billion. The Group is already well advanced in meeting new Liquidity Coverage Ratio (LCR) requirements when they come into force from January 2015.

**LONG TERM SUSTAINABILITY**

Beyond our balance sheet, the policies, practices and culture that define the Group also help us to remain strong and sustainable for the long term:

- Our risk and governance frameworks underpin our business and help strike the right balance between protecting against risks and rewarding innovation. We refreshed our Sustainability and Reputation Risk Management Frameworks, our Supply Chain Management Framework and our Climate Change and Environment Position Statement as we continue to enhance our approach to environmental and social issues; and
- We continued to build the capability of our people to better equip them to help customers.

The strength and sustainability we have built in our business has been recognised globally, having been ranked number one in the 2014 Global 100 Most Sustainable Corporations in the World and the highest ranked bank globally in the 2014 Dow Jones Sustainability Index.

1. Data based on Roy Morgan Research, Respondents aged 14+ and 12 month average to September 2014. Wealth penetration is defined as the proportion of Australians who have a Deposit or Transaction Account, Mortgage, Personal Lending or Major Card with a Banking Group and also have Managed Investments, Superannuation or Insurance with the same Banking Group. WRBB includes Bank of Melbourne (until Jul 2011), BT, Bankers Trust, BT Financial Group, Challenge Bank, RAMS (until Dec 2011), Rothschild, and Westpac. St.George includes Advance Bank, Asgard, BankSA, Bank of Melbourne (from Aug 2011), Dragondirect, Sealcorp, St.George and RAMS (from Jan 2012). Westpac Group includes Bank of Melbourne, BT, Bankers Trust, BT Financial Group, Challenge Bank, RAMS, Rothschild, Westpac, Advance Bank, Asgard, BankSA, Barclays, Dragondirect, Sealcorp and St.George. 'Peers includes: ANZ Group, CBA Group, NAB Group, WRBB and St.George'.

2014 Westpac Group Annual Review and Sustainability Report

11

DELIVERING ON
OUR STRATEGY

## Targeted growth

### What we've delivered in 2014

#### GROWTH IN TARGETED SEGMENTS

Customer numbers increased 5% over the year to almost 13 million, benefiting from the differentiated proposition of the Group's brands. We delivered solid lending growth in all key categories and continued to grow household deposits strongly. Our targeted approach has also seen good growth in wealth and Asia.

- Loan growth improved over the year to 8%, with particular success in housing loans growing at system in the second half of the year;
- Customer deposits increased $26.6 billion or 7%, with particularly strong growth in Australian household deposits at 1.2 times system;
- Further expansion into Asia including the granting of a General Derivatives Licence for the Group's China branches, employing more people on the ground and boosting trade volumes;
- We met the wealth and insurance needs of more banking customers; Life Insurance in-force premiums increased 16% and General Insurance gross written premiums increased 11%;
- Funds under management rose 17% over the year while funds under administration increased 10%; and
- We increased lending to the CleanTech and social and affordable housing sectors.

#### LLOYDS ACQUISITION

Acquired an $8 billion portfolio of corporate, equipment finance and motor vehicle loans from Lloyds Banking Group's Australian business.

The acquisition boosted our scale and capability, lifting business market share by 0.6 percentage points and our personal lending market share by 2.3 percentage points. Integration of the business is tracking to plan.

## Customer relationships

### What we've delivered in 2014

#### MEETING MORE CUSTOMER NEEDS

20% of banking customers also hold a wealth product[1] and we lead the market on this front. MyBank customers increased 6% to 1.84 million — these are customers with an active transaction account where we also meet two other borrowing, wealth or insurance needs.

#### EMBRACING DIGITAL

Continued to enhance technology to make banking easier and more convenient for customers, including:

- Launching Westpac's new Australian online, mobile and tablet banking service;
- Introducing new contactless payments functionality for Samsung Galaxy and Galaxy Note devices;
- Launching the BT Cash Hub (comprising a cash account and range of term deposits) the first stage of the new BT Panorama investment platform;
- Introduced mobile technology to provide the location of more than 50,000 fee free ATMs globally through alliances with some of the world's largest banks;
- Creating more 24/7 locations, enabling customers to bank anywhere anytime using Smart ATMs. The number of Smart ATMs across Australia and New Zealand increased to over 900; and
- Progressively rolling out a more advanced merchant terminal fleet with WiFi and 3G capability, which provides greater functionality and flexibility for businesses.

#### INCREASED ACCESS TO EXPERTS

Westpac's Connect Now and St.George's Business Connect are progressively rolling out, helping businesses to connect with specialist bankers and subject experts via video conferencing technology.

#### CREATING BETTER FINANCIAL FUTURES FOR OUR CUSTOMERS

Continued to explore new paths of personal wealth creation, new models of financial education, and ways to make banking more accessible, including:

- Developing our proprietary, online wealth acumen curriculum, to enhance our employees' understanding of the wealth creation and protection needs of customers through different life stages;
- Rolling out 'Self Managed Super Connect' to help customers access the right superannuation advice;
- Introducing innovative technologies across Pacific Islands to make banking more accessible, contributing to a 19% uplift in customers in the Pacific; and
- Signing our largest single community housing finance deal, which will boost the stock of affordable housing in NSW.

1. Refer to page 11, footnote 1 of this report for customers with a wealth product metrics.

12

What we’ve delivered in 2014 STRONGER LEADERSHIP AND CAPABILITY We continued work to strengthen our customer-centred, high performance culture: • More than 2,000 Westpac bankers completed externally recognised professional qualifi cations or accreditation through our award-winning Best Banker Program; and • Almost 7,500 employees completed training to support the implementation of the Future of Financial Advice reforms. HIGH RETENTION Retention among our high performers remained very high at 95.8%, and new starter retention was at 88%. INCREASED DIVERSITY We are creating a more diverse and inclusive workforce: • Women in leadership roles increased to 44%, up from 42%, bringing us closer to our aspirational target of 50% by 2017; • Mature aged employees (over the age of 50) increased to 20.9% of the workforce; • We were recognised as the leading domestic bank in the 2014 Australian Workplace Equality Index for creating an inclusive culture for lesbian, gay, bisexual, transgender and intersex employees; as a leading employer of people with disability in the Australian Government’s National Disability Awards; as a leading employer of mature employees by US-based AARP; and we retained our status as an Employer of Choice for Women by the Workplace Gender Equality Agency; and • We launched a new Reconciliation Action Plan recognised as an ‘Elevate’ plan (highest tier) by Reconciliation Australia. It includes almost 50 commitments to support Indigenous Australians, including recruiting an additional 500 Indigenous people by 2017. NEW WAYS OF WORKING We continued to evolve our workplace to refl ect the workforce of the future: • We progressed the redesign and build of our physical workplaces, and our cultural change program, to create an innovative environment with the best tools to enable mobility, fl exibility, collaboration and increased productivity; • More than 1,960 leaders took part in training focused on supporting fl exibility and addressing unconscious bias; and • We launched a new innovation centre to enable employees to quickly develop and test ideas for new products and services. What we’ve delivered in 2014 MAKING BANKING EASIER We continued the implementation of our productivity and simplifi cation program, with $219 million in effi ciencies delivered during the year. This included simplifying products, speeding up approval times, removing complexity and streamlining processes to improve the customer experience, including: • Introducing the 60 minute mortgage; previously approvals could have taken up to six days; • Streamlining the online application processes for a number of products. For example, we have reduced the time it takes to open a BT Super for Life account by approximately 75%; • Removing 49 products from sale across AFS; • Continuing our branch network transformation program with the roll out of a further 44 Bank Now branches in Westpac (61 in total) and 137 Fresh Start branches in St.George (144 in total); • In business lending, speeding up approvals and cutting the time for customers to receive cash by approximately 70%; and • Introducing electronic conveyancing and processing 1,000 transactions through the Property Exchange Australia solution — the fi rst bank in Australia to do so. Cycle times have been reduced from weeks to just 15 minutes by electronic lodgement of mortgages and discharges. SIMPLIFYING OUR BUSINESS We continued to strengthen our technology environment and online systems to improve the customer experience, including: • Continuing the roll out of new call centre and teller platforms to simplify and standardise systems; and • Introducing virtual desktops to our New Zealand branch network, making it easier for employees to help customers on the spot and reduce wait times. The stability of our technology environment remains a priority and the number of technology disruptions during 2014 was our lowest on record. One team Radically simplify — 13 2014 Westpac Group Annual Review and Sustainability Report

# AUSTRALIAN FINANCIAL SERVICES



New merchant terminals making it easier to take payments on the go.

Cash earnings

**$5,057m**

Business customers up

**12%**

**Across Australian Financial Services (AFS) we are supporting the nation by helping customers to prosper and grow — by backing businesses and supporting customers throughout their lives.**

AFS's portfolio of financial services brands delivered another strong performance in 2014. Behind the 12% uplift in cash earnings was solid loan and deposit growth, improved margins, enhanced efficiency and a further improvement in asset quality. Our standing in customer satisfaction improved during the year: Westpac Retail & Business Banking is now number one in consumer satisfaction and business customer satisfaction compared to the major banks[1] and St.George Banking Group leads the majors[2].

All brands contributed to the results and benefited from our continued focus on sharing best practice, lifting service quality and increasing product coordination and brand differentiation across AFS.

## HELPING MORE AUSTRALIANS

Our success depends on the success of our customers and we have focused on providing products and services to best meet their needs. Reflecting the rapidly changing environment, consumer and business expectations are evolving.

They want more control of their banking; access to their finances when and where it suits them; and the tools to better manage their finances.

And so we are changing. We are stepping up our efforts to help more Australians own their home, not just take out a home loan. We are helping more businesses grow and develop, not just provide an overdraft or a loan.

For example, we are revolutionising the home loan process, providing customers with the tools and expertise to help them understand the property market. At the same time we are simplifying our application processes, with more mobile and online options and we are speeding up approval times. As a result we have helped nearly 1.5 million Australians purchase new homes this year.

For businesses, we are increasing the availability of experts across our network using video conference facilities, simplifying lending processes and introducing new mobile technologies. As a result we are helping more businesses reach their potential, with a 12% lift in business customer numbers (including Lloyds) to over one million and a 6% rise in business lending in 2014.

## PREPARING FOR THE BEST

Our strong products and services across banking, wealth and insurance helps customers manage, build and protect their whole-of-life finances. And we continue to lead the market in meeting more of the wealth and insurance needs of our banking customers[3].

During the year, BT achieved the highest customer satisfaction of any major Retail Superannuation Fund[4]. Our low cost super fund, BT Super For Life, is easy to access via Westpac and St.George internet banking and offers investment options according to a member's stage of life. Similarly in insurance we helped even more customers protect their home and contents compared to the two prior years.

## AHEAD OF THE DIGITAL CURVE

The rapid convergence of technology, data and mobile devices is changing the way people manage their finances. Over the past three years, digital transactions have increased 40%. Over 42% of customers are digitally active and sales via this channel now represent 10% of total retail banking sales.

As a consequence, we are investing in our online and mobile capability to help customers bank anytime, anywhere. Highlights this year include the launch of a new online, mobile and tablet banking service, Westpac Live, to 2.7 million customers; the delivery of new mobile applications across the St.George Banking Group of brands; and the launch of the first phase of BT's new wealth management platform, Panorama.

Read more about AFS's divisional brands in the subsequent pages.

1. Refer to page 1, footnote 5 of this report for customer satisfaction metrics.
2. SBG ranking refers to St.George Banking Group's position relative to the four major Australian Banks (Westpac, CBA, NAB and ANZ).
3. Refer to page 11, footnote 1 of this report for customers with a wealth product metrics.
4. Roy Morgan Superannuation Satisfaction, six months to September 2014.

14

# AUSTRALIAN FINANCIAL SERVICES
# WESTPAC RETAIL & BUSINESS BANKING

Westpac

Cash earnings

**$2,582m**

Customers on new Westpac Live online, mobile and tablet service

**2.7m**


24/7 Banking
QV Village

Westpac continued to focus on providing banking anywhere, anytime – transforming its branches and digital services.

**We are committed to helping Australians and Australia be more successful. We're innovating to make banking easier and to provide banking anywhere, anytime. We're proudly backing Australian businesses and we're continuing to make a difference, locally, for the communities in which we operate.**

Westpac Retail & Business Banking's strong performance in 2014 was reflected in a 10% increase in cash earnings to $2,582 million. This result was underpinned by a lift in customer numbers, disciplined balance sheet growth, improved margins and further improvements in asset quality. We achieved significant lifts in key customer measures and are No.1 of the major banks for both consumer and business customer satisfaction.[1] We increased the total number of customers by 3% to 6.3 million and reduced complaints by 34%. We also leveraged our partnership with BT to help more customers prepare for their retirement and protect their wealth. The proportion of our customers who hold wealth products with us remains industry-leading at 21.9%.[2]

## BANKING ANYWHERE, ANYTIME

Customers want more control of their banking and they want it to be available when and where it suits them. We're continuing to respond to this trend and launched Westpac Live this year – a new online, mobile and tablet service designed to match the needs of modern life and business.

We accelerated the roll out of our Bank Now branches of the future, harnessing digital technology to make transactions easier and to enable our bankers to spend more time with customers on their complex financial needs. We have 61 Bank Now branches and are on track to upgrade 30% of our network by 2017.

We also extended our availability through: our new Global ATM locator mobile app and alerts, helping customers find fee-free ATMs as part of our worldwide alliance; Westpac Emergency Cash, allowing customers to withdraw cash from Westpac ATMs without a debit card; and the introduction of a dedicated call centre team to help Premium customers 24 hours a day, seven days a week.

## BACKING AUSTRALIAN BUSINESS

We stepped up our focus on backing Australian business, forming dedicated divisions for Small Business Banking and for Commercial Banking, including the creation of a national Agribusiness team. We want to be considered as the bank for business and to support this we increased proactive customer contact, rolled-out our first national small business innovation roadshow and increased awareness of our 24/7 Bank Now self-service lobbies that allow businesses to do their banking when it suits them.

We further invested in technology to help businesses bank when and where they choose. Our new Connect Now in-branch video conferencing links local bankers and their customers with specialist business banking, financial planning, wealth, transactional banking, trade, FX and equipment finance expertise in one appointment. We launched Mobile PayWay for businesses, allowing them to receive payments on-the-go and Westpac Live is set to go live for business customers next year.

## PASSIONATELY SUPPORTING OUR COMMUNITIES

We continued to support our long-standing community partners, including the Westpac Lifesaver Rescue Helicopter Service through our national schools awareness program, our City2 fun runs, employee led fundraising events and the first Air Rescue TV series.

Through the Westpac Foundation Community Grants program, we provided close to $590,000 in funding to 65 local organisations that are tackling issues of social disadvantage in our communities. Our employees significantly increased their support of the program during the year so that more grants can be distributed in 2015.

1. Refer to page 1, footnote 5 of this report for customer satisfaction metrics.
2. Refer to page 11, footnote 1 of this report for customers with a wealth product metrics.

2014 Westpac Group Annual Review and Sustainability Report
15

AUSTRALIAN FINANCIAL SERVICES ST.GEORGE BANKING GROUP Through its four brands — St.George, BankSA, Bank of Melbourne and RAMS — St.George Banking Group provides a genuine local banking and fi nancial services alternative. St.George Banking Group had a strong 2014, delivering a 14% uplift in cash earnings to $1,580 million and achieving good growth across all elements of the business. Customer numbers grew 11% and we helped more customers than ever to plan and protect their future, growing the proportion of customers with a wealth product to 17%.1 Building on our heritage and strong customer service focus, each brand continues to make banking simpler, more convenient and more accessible for customers. MOBILE INNOVATION SUPPORTING CUSTOMERS St.George Banking Group continues to be a leader in mobile innovation. Over 40% of customers now interact with us digitally — and over 50% of those interactions are via a mobile device, up 18% on 2013. This year we delivered several important innovations for customers including our new TouchID capability which allows secure log-on to mobile banking via smart phone using a fi ngerprint sensor. This adds further security and ease of use for customers. Mobile banking on Smart Watches is also now available for customers with an Android device, and we have developed a banking app for Google Glass in preparation for its Australian launch. As technology changes the way people bank, we are innovating in our distribution network to deliver an even greater experience in branches. The introduction of 94 Smart ATMs during the year, along with 24/7 lobbies in some branches, making transactions faster, easier and more convenient, and freeing up time for our bankers to talk to customers about their needs. We are also trialling Apple’s near-fi eld technology, called iBeacon, to provide customers with a more personalised service when they enter a branch. Customers can sign up via their banking app, and when they enter the branch they receive a personalised message on their mobile welcoming them, while the local Branch Manager receives a message when the customer arrives. MAKING IT EASIER FOR SMALL BUSINESS Our Business Connect service model is helping more small business customers to start, or grow, their business. Aligned to our new branch designs, Business Connect allows customers to tap into the expertise they need via video conferencing technology, when and where they need it. We now have 140 branches enabled to support Business Connect, and the feedback has been extremely positive. This success is demonstrated by the average number of needs met per customer using this service growing from around 1.5 to more than 4. At the same time, we are helping small businesses manage their payments, including the introduction of Mobile PayWave technology that allows small business customers to process payments on the spot using a pocket sized card reader connected wirelessly to their mobile phone. Along with BizPack, which gives customers the choice of banking products to get their business started straight away, these innovations are making it easier for business customers to spend more time helping their customers. SUPPORTING LOCAL COMMUNITIES Underpinning our success is the strong connection our employees have with their local communities. That connection is best highlighted by the 88 Australian communities we were able to help support in 2014 via almost $1.8 million in grants from our St.George Foundation, Bank of Melbourne Neighbourhood Fund, and BankSA Foundation. Making banking more convenient at Darlinghurst branch with a new 24/7 lobby. Further details about the performance of Bank of Melbourne, BankSA, RAMS and St.George Bank can be accessed in the online version of our 2014 Annual Review and Sustainability Report at www.westpac.com.au/2014AnnualReview MORE ONLINE 1. Refer to page 11, footnote 1 of this report for customers with a wealth product metrics. Cash earnings $1,580m New Smart ATMs 94 16 —

# AUSTRALIAN FINANCIAL SERVICES BT FINANCIAL GROUP

BT Financial Group



Karen Wilkes, Senior Financial Planner at Westpac Financial Planning in Uluru as part of a learning day with the Mutitjulu community.

Cash earnings

**$895m**

Conversations carried out by telephone-based advice team

**620,000**

**BT Financial Group (BTFG), the Group's wealth management arm, helps people protect their futures, save for retirement and plan for the futures they want.**

BTFG delivered a strong result in 2014 with cash earnings up 16% to $895 million, supported by a solid performance from asset management, growth in insurance revenue and continuing good inflows onto platforms.

We help more of our customers with their banking and wealth needs than any of our peers[1]. However, given the number of people aged 65 to 84 years will more than double and the number of people 85 years and over will more than quadruple by 2050, we are only just beginning.

## DELIVERING QUALITY ADVICE

Our approach to delivering quality advice starts with understanding customers' needs and working back from there — from general advice to a more holistic financial plan.

Employees are equipped to have the right conversations with customers to ensure they receive the most appropriate level of advice. This includes helping customers with their banking arrangements as well as their home and contents insurance and superannuation through our branch networks. In 2014, more than 80,000 BT Super for Life accounts were opened in branches and almost 130,000 home and contents policies were taken out.

Where a customer's needs are more complex, they may be referred to our telephone-based advice team, which expanded to 75 in 2014, carrying out more than 620,000 conversations.

For those who require a more comprehensive plan, there are more than 550 advisers in Westpac, St.George, BankSA and Bank of Melbourne branches. To spend more time with their clients, a major productivity initiative is under way including digitising paper files and equipping planners with tablets so they can take advice to customers anywhere, anytime. We also launched an adviser register with client satisfaction ratings and visibility of each adviser's qualifications. The register reinforces our 'Advice Commitment', which explicitly states the standards a client should expect from us and raises the bar on minimum education standards for all our advisers.

We have invested heavily in our systems and processes, to meet regulatory requirements such as the Future of Financial Advice reforms, and to further enhance the quality of advice.

## PROTECTING MORE AUSTRALIANS

In 2014, more than one million Australians had a life insurance policy with us, giving them additional financial certainty for their future. The rate at which our gross written insurance premiums grew was above the industry average, reflecting the quality of our products and depth of our relationships. In addition, our strong risk culture and claims management process continues to drive low loss rates relative to the industry.

## INVESTING IN GROWTH

To enhance the experience and service we deliver, we are investing heavily in upgrading our wealth management technology. Called Panorama, this system has been developed from the ground up to cater for the changing needs of customers, including the self-managed superannuation segment. Panorama will fundamentally change how customers manage their investments by more closely integrating banking and wealth. It is one of the Group's key investment priorities and will be rolled out over phases. BT Cash — comprising a cash account and range of term deposits — is already operational and increased functionality will be rolled out in the year ahead.

## SUPPORTING BEST FINANCIAL FUTURES

In line with BT's vision to help people prepare for their best financial future, BT and the Westpac Foundation partnered with the School for Social Entrepreneurs to launch a new social entrepreneur incubator to support start-up ventures that will have lasting community benefit. In addition to financial support, BT employees are lending mentoring and business expertise to students of the program.

Other initiatives included the BT Runway for Success, a fashion event supporting Fitted for Work, a not-for-profit organisation that helps women experiencing disadvantage to build the self-esteem they need to achieve sustainable employment.

1. Refer to page 11, footnote 1 of this report for customers with a wealth product metrics.

2014 Westpac Group Annual Review and Sustainability Report — 17

# WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank


Australia's First Bank

Lindsay Maxsted, Westpac Group Chairman, and Gail Kelly, Westpac Group CEO, at the opening of our new Singapore office this year.

Cash earnings

**$1,468m**

**No.1**

Lead Domestic Bank for Transactional Banking[1]

**As the lead institutional bank in Australasia, Westpac Institutional Bank (WIB) focuses on building deeper customer relationships, investing in innovation and enhancing our capacity in Asia.**

Westpac Institutional Bank delivered cash earnings of $1,468 million, down 7%. This lower result was due to the impact of revenue associated with Hastings' exit of listed infrastructure funds in 2013, not repeated in 2014, combined with the year-on-year impact of Credit Valuation Adjustments. The operating performance of the business was solid in 2014, with a continued focus on deepening customer relationships contributing to a 6% rise in customer revenue.

## PARTNERING WITH CUSTOMERS THROUGH INNOVATION

Our strategy of deepening customer relationships was strengthened during the year through technology and innovation.

We continue to partner with customers to save them time and money by automating payments and enhancing cash flow management. Examples include our QuickWeb online payment collection capability for schools and our QuickSuper Gateway for secure superannuation payments. In capital markets, we partnered with the World Bank to bring the first green bond to the Australian market.

We were also voted No.1 Lead Domestic Bank for Transactional Banking for an unprecedented 11th year in a row,[1] No.1 Australian Bank for FX market share globally for the 9th year in a row[2] and No.1 Domestic Bank of choice in Fixed Income Markets.[3]

## BUILDING CAPABILITY AND CAPACITY IN ASIA

We have continued to focus on building our capability and presence in Asia. Our workforce in the region grew 33% to extend our capabilities and ensure we are appropriately resourced for growth.

In China, we received preliminary approval to set up a sub-branch in the Shanghai Free Trade Zone, one of the first foreign banks to do so, which will enable us to offer deeper support to customers looking to increase trade and investment. We also partnered with MNI Indicators to launch an independent monthly China Consumer Sentiment Survey, to build further insights as China moves to a consumption-led economy.

## SOCIAL INVESTMENT

This year we announced our largest ever community finance transaction to support the construction of new affordable houses in NSW, helping meet the growing shortage. This supports our commitment to make up to $2 billion available to the social and affordable housing sector[4] by 2017. In addition, we have re-signed our partnership with Mission Australia, donating $1.3 million over three years for specific projects to address homelessness.

## HELPING BUILD A CLEAN ECONOMY

As the first Australian bank and a founding signatory to the global Equator Principles in 2003 we are committed to helping the economies in which we operate transition to a more carbon-constrained environment. In recognition of our market leading understanding of carbon trading risks and opportunities, WIB was named Best Trading Company in Australasia for Carbon, for the fourth year in a row.

During the year, our lending to the CleanTech and environmental services sector increased during the year to a total of around $8 billion, far exceeding the Group's commitment to make available up to $6 billion to this sector by 2017.

For all investments, we take care to ensure that the projects we finance have undergone appropriate environmental and social due diligence and we continue to monitor and manage their impacts during operation.

1. Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia 2014. Rank vs. top 4. Quantitative measures from 576 votes.
2. Euromoney FX Poll 2014. Measure of market share from 14,050 FX industry votes.
3. Peter Lee Associates Debt Securities Investors Australia Survey 2013.
4. Subject to normal risk criteria.

18

# WESTPAC NEW ZEALAND

EST. 1861

Cash earnings

**NZ$864m**

Mobile bankers up

**32%**



New tool through Moven partnership provides customers with a real-time view of their spending.

**We accelerated the delivery of innovative solutions to make banking easier and more convenient for New Zealanders during 2014. This has translated into better customer experiences and good business momentum.**

Westpac New Zealand performed strongly in 2014 with cash earnings up 13% to NZ$864 million. Ongoing investment in digital, self-serve and direct channels is helping to deepen customer relationships and enhance efficiency. Impairments were also down 78%, which contributed to the result.

Our focus on delivering the best digital banking experience in New Zealand saw us introduce solutions designed to better meet the rapid changes in the way customers live and work.

We successfully piloted a new concept in banking, the 'digital branch' — an operating model where our primary interaction with customers is digital, but with real-time support at every touch point via email, chat or on the phone.

We also improved the online home loan approval process, significantly reducing the time taken for customers to gain conditional approval. Since launch, applications completed online have climbed to around 12% of total applications.

An exclusive New Zealand partnership formed with Moven has positioned us to launch a new tool to give customers a unique, real-time view of their spending to support better decision-making. We also developed the world's first banking app for account management using 'augmented reality'.

Our new online banking platform will enable more than 90% of the activity currently carried out in branches to be completed online.

## BETTER QUALITY, MORE CONVENIENCE

We've continued to radically improve the way we communicate with customers with our award-winning Symphony system. This tool consolidates a customer's data into a single view and identifies possible needs based on a customer's individual circumstances. Since its launch in 2013 we have tripled the number of customer communications, and have improved the quality and personalisation of conversations.

We lifted the number of mobile bankers by 32% during the year to better fit in with customers' busy lives. We also increased to five the number of Help Stations — small branches with specialist bankers focused on advice, rather than traditional transactions. Our fleet of Smart ATMs was further boosted by 16% to 133, making it the largest fleet in New Zealand.

## HELPING MORE NEW ZEALANDERS

We helped more New Zealanders into their own homes during the year, with 50,000 home loans approved. This included doubling the number of 'Welcome Home Loans', provided as part of a Housing NZ scheme to assist low income first home buyers with smaller than usual deposits, supported with Government-backed mortgage insurance.

We also successfully tendered to become a default provider of the Government's KiwiSaver retirement scheme, allowing us to build on our strong 14% market share in this growing segment.

## SUPPORTING SMALL BUSINESS

We lifted support for small businesses with more than 14,000 now using our new dedicated 'Business On Demand' team, and we introduced new mobile apps to provide practical support, such as cash-flow management.

## BUILDING COMMUNITY RESILIENCE

Our ambassadors program continued to play an important role in building leadership and resilience in New Zealand communities. A highlight was a series of talks to rural communities on depression and wellbeing by All Black legend Sir John Kirwan.

We also piloted an intensive six-week money management course to support customers suffering financial hardship. This complements our successful Managing Your Money education program, which has been delivered to over 80,000 New Zealanders since 2008.

2014 Westpac Group Annual Review and Sustainability Report — 19

# WESTPAC PACIFIC

Cash earnings

**$122m**

Customer numbers up

**19%**



Banking for generations

Westpac delivering financial education to school children in Fiji.

**Our continued focus on improving access to banking for Pacific Islanders contributed to a 19% uplift in customers during the year.**

Westpac Pacific's performance in 2014 was solid. However, cash earnings declined 15% to $122 million primarily due to more challenging market conditions from the introduction of exchange rate controls in Papua New Guinea (PNG) and translation impacts from movements between the A$ and local currencies in 2014.

Estimates indicate that more than 80% of Pacific Islanders lack access to basic banking services.[1] In response, we have introduced new, low-cost and innovative technologies to make banking more accessible. These initiatives, supported by specialist money management seminars, have contributed to around 86,000 new customers this year.

Initiatives have included the expansion of our in-store banking facilities, which allow customers to use an EFTPOS terminal at local merchants to make deposits, withdrawals, account balance enquiries and fund transfers. The number of in-store terminals increased by 47% to 264 over the year, while customer transactions more than doubled to around 380,000.

We also launched our new mobile banking platform in the Solomon Islands and PNG. Built to be device agnostic and requiring only basic connectivity, this initiative is transforming the way customers can access banking services. Already more than 10,000 customers have registered in the Solomon Islands and activity rates are high.

Combined, these technologies are effectively eliminating the need for customers to travel long distances to a branch.

Our corporate and institutional operations were further strengthened with the Fiji launch of Corporate Online — an efficient, transactional banking platform for corporate customers. First introduced in PNG in 2013, the system has contributed to strong customer growth, including the extension of a number of existing Australian-based relationships.

## SUPPORTING FINANCIAL INCLUSION

Building on our financial inclusion focus, we have partnered with the Australian Government's Department of Foreign Affairs to identify areas where government and business can work together to achieve effective and sustainable outcomes in the Pacific, with a particular emphasis on Papua New Guinea and Fiji. The aim is to help support economic development, reduce poverty and lift standards of living.

In addition, we continue to help customers improve their financial wellbeing, with more than 23,000 people participating in our free financial education workshops during the year, up from 20,000 last year.

## EMPOWERING PACIFIC WOMEN

We continued to help address the significant underrepresentation of women in leadership roles across the Pacific. Through initiatives such as the Westpac Outstanding Women's Awards and Westpac Women's Education Grants, we helped to showcase outstanding achievements and provided financial support through 44 grants to fund education and professional development.

## SUSTAINABLE ECONOMIC FUTURES

Westpac remains committed to helping foster sustainable futures in the communities where we operate and managing our environmental, social and governance risks. Reflecting this commitment we completed the five year process of ceasing support for finance, trade and transactional services to customers in Solomon Islands forestry. Given the sector's significant contribution to the local economy, we reduced our exposure over time to help ensure withdrawal in a socially responsible way, in consultation with key government, regulatory and industry stakeholders.

Meanwhile, in line with the banking industry's responsibility to support the region's soft agricultural commodities sector, while being mindful of the implications for local communities, we have been addressing the issue of land grabbing. In line with the principles of our Sustainability Risk Management Framework, we will exit relationships in circumstances where customers fail to maintain responsible practices.

1. Source: Department of Foreign Affairs and Trade.

20

# Embracing societal change

**Helping improve the way people work and live, as our society changes**

The ageing and increasing diversity of our population is one of the most significant social and economic challenges facing Australia. That's why we've made it a priority to think more creatively about how to embrace these changes, including by championing inclusion, tapping into traditionally underemployed groups and supporting their careers, and shaping products and services to meet evolving customer needs.

OBJECTIVE

## 01 Ensure our workforce is representative of the community

**WHAT HAVE WE ACHIEVED THIS YEAR?**

We introduced a program, Prime of Life, aimed at embracing and retaining employees over 50 years old, who currently make up 20.9% of our workforce. More than 600 employees participated in training and coaching as part of the program, with 75% of attendees taking immediate action to implement career transition priorities.

Our focus on gender diversity saw us continue to proactively seek talented female employees; support their careers; and improve the way we engage those returning from parental leave. Our external support for women in leadership remained strong through high profile events including our International Women's Day program and Women of Influence Awards in collaboration with Fairfax.

We launched our refreshed Reconciliation Action Plan, encompassing almost 50 commitments including a goal to employ an additional 500 Indigenous Australian people by 2017.

Recognising that flexibility is a key enabler of employment participation, we introduced a new employee action group, FLEX, and rolled out a flexibility toolkit, capability training and facilitator guide. 1,960 employees have taken part in training focused on flexibility and addressing unconscious bias.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Women in leadership (%) | 44 | Met | 50[1] |
| Participation of mature age workers (%) | 20.9 | Met | >20.5 |
| Financial wellbeing of 40+ women (compared with total AFS population) | n/a[2] | On track | On par |

OBJECTIVE

## 02 Extend length and quality of working lives

**WHAT HAVE WE ACHIEVED THIS YEAR?**

We introduced programs to enhance employees' wellbeing, addressing mental and physical health. This included a program in New Zealand, in partnership with AON and the Accident Compensation Corporation, to better manage non-work related injuries, contributing to a significant reduction in absenteeism. Leading ergonomic experts were engaged in the design of our new corporate centres to ensure minimal risk of injury, and a wellness centre was launched in the Sydney headquarters.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Mean employee retirement age (years) | 61.6 | Met | 62 |
| Wellbeing Westpac Group Average WorkAbility Index (index score out of 49) | n/a[2] | On track | 44 |

OBJECTIVE

## 03 Anticipate the future needs of ageing and culturally diverse customers

**WHAT HAVE WE ACHIEVED THIS YEAR?**

We introduced new ways to make it easier for people relocating to Australia to prepare for their new lives. This has included refreshing our multilingual, country-specific websites, introducing digital forms to apply for accounts while offshore, and creating *movingtoaustralia.com.au* providing tips about working and living in Australia. We celebrated our customers' different cultures, including Lunar New Year and Diwali celebrations, and established a new dedicated Indigenous Banking team.

We continued to respond to the needs of older people, including setting up a dedicated team to support customers with Self Managed Super Funds (SMSF) and, through Westpac's Davidson Institute, providing retirement and SMSF education modules.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Initiatives introduced to support the financial wellbeing of ageing and culturally diverse customers (cumulative no. of initiatives) | 4 | Exceeded | 5 |

1. Aspirational target.
2. Biennial survey, next conducted in 2015.

Met · Exceeded · On track · Not met

MORE ONLINE For detailed information on our sustainability strategy performance visit **www.westpac.com.au/2014AnnualReview**

2014 Westpac Group Annual Review and Sustainability Report — 21

# Environmental solutions

**Helping find solutions to environmental challenges**

Issues such as scarcity of water and arable land, providing food for a growing global population, responding to climate change and the transformation of the energy sector are changing the way natural resources are accessed and valued. As a major financial institution, we believe we have a broad role to play in tackling these challenges in the areas where we can have the most influence. During 2014, we refreshed our Climate Change and Environment Position Statement, continued to monitor and actively manage our direct and indirect environmental footprint, and found new ways to help our customers to do the same.

OBJECTIVE

## 04 Provide products and services to help customers adapt to environmental challenges

WHAT HAVE WE ACHIEVED THIS YEAR?

We continued to bring to market innovative products and services designed to address environmental challenges, recognising the responsibility we have to future generations. This included partnering with the World Bank to bring the first green bond to the Australian market and the introduction of energy efficient equipment finance to help AFS customers achieve both energy savings and a permanent reduction in their carbon footprint.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Unique service offers launched (cumulative no. of service offers) | 4 | Exceeded | 5 |

OBJECTIVE

## 05 Increase lending and investment in CleanTech and environmental services

WHAT HAVE WE ACHIEVED THIS YEAR?

We recognise that we can have an impact on the environment indirectly, through the companies to which we lend and invest and through our supply chain.

During the year, we increased our lending to the CleanTech and environmental services sector to total exposures of $8.0 billion, significantly exceeding our target of making available up to $6 billion to this sector by 2017. Contributing to this increase was expanded data capture, growth in the number of property clients investing in green buildings and growth across the portfolio overall. As we exceeded our 2017 target, we will review strategy options next year.

Around 59% of our total energy financing is now directed to renewable energy generation, including hydro, wind and solar.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Make up to $6 billion available for lending and investment in CleanTech and environmental services across WIB, Westpac New Zealand and AFS by 2017 ($bn) | 8.0 | Exceeded | Make available up to 6.0 |

OBJECTIVE

## 06 Reduce our environmental footprint

WHAT HAVE WE ACHIEVED THIS YEAR?

Our work to reduce the direct environmental footprint of our operations has focused on reducing energy and paper use. This has included significantly improving power usage effectiveness in our data centres and increasing rates of recycling, and we maintained our carbon neutral status.

In 2014, we achieved our 2017 target to reduce the amount of paper used in our offices, driven by further digitisation of the way we work, and have now set an ambitious new target to reduce paper usage by a further 158 tonnes, 15% below our 2012 baseline, by 2017.

Our rate of recycling in Sydney head offices fell short of our target by 5%, linked to an overall reduction in waste volumes, including recycled waste, especially paper. We are working on infrastructure and behaviour change initiatives to increase our recycling rate next year, and remain committed to achieving our 2017 target.

We steadily reduced energy use in 2014 across both our commercial and retail networks, driven by smarter use of space and energy. This included in our data centres, where we are working to close old, inefficient facilities, and to implement energy savings projects in the remaining centres.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Electricity/m² in commercial and retail sites (kWh) | 198 | Met | 178 |
| Power usage effectiveness (PUE) | 1.70 | Met | 1.60 |
| Establish and maintain carbon neutrality | Maintain carbon neutrality | Met | Maintain carbon neutrality |
| Office paper (tonnes) | 1,415 | Exceeded | 1,340[1] |
| Recycling rates in Sydney head offices (% of waste) | 59 | Not met | 75 |

1. Restated from 1,500 to 1,340 (5% to 15% reduction) given target was exceeded in 2014.

Met | Exceeded | On track | Not met

22

# Better financial futures

**Helping customers to have a better relationship with money, for a better life**

As we live longer, the concept of retirement is evolving, with post-work income streams now required to stretch much further. People must manage their money well over their lifetimes, rather than playing 'catch-up' as retirement looms. At the same time, the gap between the rich and poor remains wide. That is why we continue to explore new paths of personal wealth creation that are less dependent on debt, and offer new models of financial education, advice and funding.

OBJECTIVE

## 07 Ensure all our customers have access to the right advice to achieve a secure retirement

### WHAT HAVE WE ACHIEVED THIS YEAR?

We completed the development of our proprietary, online wealth acumen curriculum, designed to enhance our employees' understanding of the wealth creation and protection needs of customers through their different life stages.

We restated our 2014 target for customer-facing employees to complete our curriculum due to a requirement for these employees to undertake substantial additional training and accreditation in response to ongoing legislative changes. We are taking steps to significantly increase numbers trained next year and remain committed to meeting our 2017 target.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| AFS customer-facing employees who hold appropriate wealth accreditation in line with role requirements (%) | 12 | ✔[1] | 61 |

OBJECTIVE

## 09 Increase access to financial services in the Pacific

### WHAT HAVE WE ACHIEVED THIS YEAR?

Our new, low-cost, innovative technologies to make banking more accessible for Pacific Islanders have contributed to around 77,000 new Basic Banking accounts opening this year. We exceeded our target to increase the number of in-store banking facilities. As we look to build on this success, we have replaced this measure with a new target to increase the volume of customer transactions, which we believe will give us a clearer indication of our progress in supporting more Pacific Islanders to access banking services.

More than 23,000 Pacific Islanders have participated in our free financial education workshops since October 2013.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Net Basic Banking Account customers (cumulative) | 225,260 | ⊕ | 300,000 |
| Number of in-store banking facilities (cumulative) | 264 | ⊕ | 300 |

OBJECTIVE

## 08 Help our customers meet their financial goals in retirement

### WHAT HAVE WE ACHIEVED THIS YEAR?

We rolled out 'Self Managed Super Connect' to our contact centres across AFS, helping customers interested in this growing segment of the superannuation market to have access to the right advice. We also refreshed our SMSF website, adding educational content for trustees and customers considering a SMSF. BT's scaled advice team, which provides free advice to customers over the phone, helped more than 130,000 customers with their super, insurance and investment needs.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Westpac Group customers with Westpac Group superannuation (%) | 8.1 | ⊗ | 10.0 |

OBJECTIVE

## 10 Help people gain access to social and affordable housing

### WHAT HAVE WE ACHIEVED THIS YEAR?

During the year, we increased our lending to the social and affordable housing sector by 26% to $820 million. In October 2014, we signed our largest single community housing finance deal, which will support sector provider SGCH to construct 275 new dwellings across Sydney, boosting the stock of affordable housing in NSW.

| MEASURE | 2014 | 2014 TARGET | TARGET BY 2017 |
|---|---|---|---|
| Make up to $2 billion available for lending and investment in the social and affordable housing sector across WIB, Westpac New Zealand and AFS by 2017 ($bn) | 0.82 | ➔ | Make available up to 2.0 |

1. 2014 target was restated from 18% to 12% of AFS customer-facing employees due to the prioritisation of training and accreditation to support legislative changes.

MORE ONLINE ➔ For detailed information on our sustainability strategy performance visit **www.westpac.com.au/2014AnnualReview**

2014 Westpac Group Annual Review and Sustainability Report — 23

# FIVE-YEAR SUMMARY

Dividends up **5%** ↑

Reported profit up **12%** ↑

Cash earnings up **8%** ↑

Common equity tier 1 capital ratio **9.0%**

## FINANCIAL AND OTHER INFORMATION[1]

(in $millions unless otherwise indicated)

| | 2014 | 2013 | 2012 | 2011 | 2010 |
|---|---|---|---|---|---|
| **Income statements for the years ended 30 September**[2] | | | | | |
| Net interest income | 13,542 | 12,821 | 12,502 | 11,996 | 11,842 |
| Non-interest income | 6,395 | 5,774 | 5,481 | 4,917 | 5,068 |
| Net operating income before operating expenses and impairment charges | 19,937 | 18,595 | 17,983 | 16,913 | 16,910 |
| Operating expenses | (8,547) | (7,976) | (7,957) | (7,406) | (7,416) |
| Impairment charges | (650) | (847) | (1,212) | (993) | (1,456) |
| Profit before income tax | 10,740 | 9,772 | 8,814 | 8,514 | 8,038 |
| Income tax expense | (3,115) | (2,947) | (2,812) | (1,455) | (1,626) |
| Profit attributable to non-controlling interests | (64) | (74) | (66) | (68) | (66) |
| **Net profit attributable to owners of Westpac Banking Corporation** | **7,561** | **6,751** | **5,936** | **6,991** | **6,346** |
| Cash earnings adjustments – non-merger related | (85) | 100 | 271 | 139 | (55) |
| St.George merger related cash earnings adjustments | 152 | 212 | 357 | (829) | (412) |
| **Cash earnings**[3] | **7,628** | **7,063** | **6,564** | **6,301** | **5,879** |
| **Financial position and key financial ratios**[2] | | | | | |
| Balance sheet as at 30 September | | | | | |
| Total assets | 770,842 | 701,097 | 678,612 | 670,228 | 618,277 |
| Total shareholders' equity and non-controlling interests | 49,337 | 47,537 | 46,265 | 43,808 | 40,118 |
| **Business performance** | | | | | |
| Operating expenses to operating income ratio (%) | 42.9 | 42.9 | 44.2 | 43.8 | 43.9 |
| Net interest margin (%) | 2.09 | 2.14 | 2.16 | 2.19 | 2.21 |
| **Capital adequacy** | | | | | |
| Common equity tier 1 capital ratio – APRA Basel III (%)[5] | 9.0 | 9.1 | 8.2 | – | – |
| Tier 1 capital ratio (%)[6] | 10.6 | 10.7 | 10.3 | 9.7 | 9.1 |
| Total capital ratio (%)[6] | 12.3 | 12.3 | 11.7 | 11.0 | 11.0 |
| Total equity to total assets (%) | 6.4 | 6.8 | 6.8 | 6.5 | 6.5 |
| **Credit quality** | | | | | |
| Net impaired assets to equity and collectively assessed provisions (%) | 2.5 | 4.1 | 5.6 | 6.3 | 6.2 |
| Total provisions to total loans (basis points) | 60 | 73 | 82 | 88 | 105 |
| **Shareholder value** | | | | | |
| Dividends per ordinary share (cents) | 182 | 174 | 166 | 156 | 139 |
| Special dividends per ordinary share (cents) | – | 20 | – | – | – |
| Dividend payout ratio (%)[7] | 74.7 | 79.7 | 85.3 | 67.0 | 64.9 |
| Dividend payout ratio – cash earnings (%)[7] | 74.2 | 76.5 | 77.6 | 75.0 | 70.5 |
| Cash earnings to average ordinary equity (%) | 16.4 | 15.9 | 15.4 | 16.0 | 16.1 |
| Earnings per ordinary share (cents) | 243.7 | 218.3 | 194.7 | 233.0 | 214.2 |
| Net tangible assets per ordinary share[4] ($) | 11.57 | 11.09 | 10.49 | 9.96 | 8.96 |
| Share price as at 30 September ($) | 32.14 | 32.73 | 24.85 | 20.34 | 23.24 |

1. The Summary Income Statement and the Balance Sheet and key financial ratio information have been extracted from the Westpac 2014 audited Annual Report.
2. For more detail please refer to the Westpac 2014 Annual Report, available at **www.westpac.com.au/investorcentre**
3. Net profit attributable to equity holders adjusted for the impact of Treasury shares, fair value changes on economic hedges of hybrid instruments, and one-off significant items not part of ongoing business operations.
4. Total equity attributable to owners of Westpac, after deducting goodwill and other intangible assets divided by the number of ordinary shares outstanding, less treasury shares held.
5. Basel III was not effective in Australia until 1 January 2013. The 2012 ratio has been presented on a pro forma Basel III basis. No comparatives are presented for other years.
6. Basel III was not effective in Australia until 1 January 2013. Comparatives are presented on a Basel II basis.
7. Excludes special dividends.

24

Customer numbers up 5% Online customers up 6% Total scope 1 and 2 emissions (tonnes CO2-e) 2.7% Responsible Funds Under Management up 23% NON-FINANCIAL SUMMARY1 20142 2013 2012 2011 2010 Customer Total customers (millions) 12.8 12.2 11.8 11.5 11.3 Total online customers — active registrations (millions) 4.7 4.2 4.0 3.7 3.4 Number of points of bank representation 1,534 1,544 1,538 1,532 1,517 Number of ATMs 3,890 3,814 3,639 3,544 3,625 Percentage of Talking ATMs (%) 95 93 91 88 — NPS — Westpac Aust — Commercial 7 (1) (4) 3 (7) NPS — Westpac Aust — SME (2) (5) (17) (10) (21) NPS — St.George consumer 8 4 — (2) (4) NPS — St.George business 4 (6) 1 (5) 3 Social Sector Banking Footings ($m) 13,726 12,819 11,490 8,210 7,101 Responsible Investment Funds Under Management ($m) 1,693 1,376 981 644 891 Employees Total core full time equivalent staff (number at fi nancial year end) 33,586 33,045 33,418 33,898 35,055 Employee Voluntary Attrition (%) 9.8 9.8 9.9 11.8 11.8 New Starter Retention (%) 88.0 86.7 84.8 83.8 — High Performer Retention (%) 95.8 95.7 95.9 95.4 94.3 Lost Time Injury Frequency Rate (LTIFR) 1.1 1.5 1.9 2.5 2.6 Women as a percentage of the total workforce (%) 59 60 61 61 61 Women in Leadership (%) 44 42 40 38 35 Environment Total Scope 1 and 2 emissions — Aust & NZ (tonnes CO2-e) 175,855 180,862 183,937 184,124 189,425 Total Scope 3 emissions — Aust & NZ (tonnes CO2-e) 73,871 85,013 91,855 57,163 70,457 Offi ce paper — Aust & NZ (tonnes) 1,415 1,523 1,579 — — Proportion of infrastructure and utilities fi nancing in renewables and hydro — Aust & NZ (%) 59 55 52 45 52 Finance assessed under the Equator Principles — Group ($m) 851 268 1,140 383 364 Social Community investment — Group ($m) 217 131 133 155 116 Community investment as a percentage of pre-tax profi ts — Group (%) 2.02 1.33 1.50 1.82 1.44 Community investment as a percentage of pre-tax operating profi t (Cash Earnings basis) — Group (%) 1.99 1.28 1.41 1.72 1.37 Financial education — Group (participants) 49,812 32,577 36,182 42,109 — Supply chain Total supply chain spend — Aust ($bn) 5.37 4.88 4.22 4.61 4.39 Percentage of top 80 suppliers screened for sustainability — Aust (%) 100 98 94 92 86 All self-assessed suppliers as % of total supply chain spend 73 73 76 75 69 1. Defi nitions and further information on metrics in this summary available online at www.westpac.com.au/2014AnnualReview 2. As at 30 September 2014 unless otherwise indicated online at www.westpac.com.au/2014AnnualReview For more detailed sustainability data visit www.westpac.com.au/2014AnnualReview MORE ONLINE — 25 2014 Westpac Group Annual Review and Sustainability Report

EXECUTIVE TEAM John Arthur Chief Operating Offi cer Gail Kelly Managing Director & Chief Executive Offi cer Philip Coff ey Deputy Chief Executive Offi cer Brad Cooper Chief Executive Offi cer, BT Financial Group George Frazis Chief Executive Offi cer, St.George Banking Group Brian Hartzer Chief Executive, Australian Financial Services Christine Parker Group Executive, Human Resources & Corporate Aff airs David McLean Acting Chief Executive Offi cer, Westpac New Zealand Alexandra Holcomb Chief Risk Offi cer Peter King Chief Financial Offi cer Rob Whitfi eld Group Executive, Westpac Institutional Bank Jason Yetton Group Executive, Westpac Retail & Business Banking David Curran Chief Information Offi cer 26 —

# BOARD OF DIRECTORS



**Lindsay Maxsted**

DipBus (Gordon), FCA, FAICD

Independent Director since March 2008. Chairman since December 2011.
Chairman of the Board Nominations Committee.
Member of each of the Board Audit and Board Risk & Compliance Committees.



**Gail Kelly**

HigherDipEd, BA, MBA with Distinction

Managing Director & Chief Executive Officer since February 2008.
Member of the Board Technology Committee.



**Elizabeth Bryan AM**

BA (Econ.), MA (Econ.)

Independent Director since November 2006.
Chairman of the Board Risk & Compliance Committee.
Member of each of the Board Nominations and Board Remuneration Committees.



**Ewen Crouch AM**

BEc (Hons.), LLB, FAICD

Independent Director since February 2013.
Chairman of the Board Remuneration Committee.
Member of each of the Board Nominations and Board Risk & Compliance Committees.



**Alison Deans**

BA, MBA, GAICD

Independent Director since April 2014.
Member of each of the Board Risk & Compliance and Board Technology Committees.



**Robert Elstone**

BA (Hons.), MA (Econ.), MCom

Independent Director since February 2012.
Chairman of the Board Audit Committee.
Member of each of the Board Nominations, Board Remuneration and Board Risk & Compliance Committees.



**Peter Hawkins**

BCA (Hons.), SF Fin, FAIM, ACA (NZ), FAICD

Independent Director since December 2008.
Chairman of the Board Technology Committee.
Member of each of the Board Audit, Board Nominations and Board Risk & Compliance Committees.



**Peter Marriott**

BEc (Hons.), FCA

Independent Director since June 2013.
Member of each of the Board Audit, Board Risk & Compliance and Board Technology Committees.



**Ann Pickard**

BA, MA

Independent Director since December 2011.
Member of each of the Board Remuneration and Board Risk & Compliance Committees.

2014 Westpac Group Annual Review and Sustainability Report — 27

# DIRECTOR AND GROUP EXECUTIVE REMUNERATION

In 2014, we reviewed our executive remuneration frameworks, recognising that broader market practices and expectations continue to evolve. The focus of the review was our equity-based payments, resulting in a number of refinements that will be implemented in 2015. We are confident that the changes will complement our existing focus on the alignment of individual Group Executive performance and remuneration with sustained Group performance and the interests of our shareholders.

## NON-EXECUTIVE DIRECTOR REMUNERATION

Westpac's non-executive Director remuneration strategy is designed to attract and retain experienced, qualified Board members and remunerate them appropriately for their time and expertise. With a Board focus on strategic direction, long-term corporate performance and the creation of shareholder value, fees for non-executive Directors are not directly related to the Group's short-term results and they do not receive performance-based remuneration.

**BOARD OF DIRECTORS — REMUNERATION RECEIVED DURING 2014**

| Name | Position | Westpac Banking Corporation Board fee[1] ($000) | Subsidiary and Advisory Board fees ($000) | Superannuation ($000) | Total ($000) |
|---|---|---|---|---|---|
| Lindsay Maxsted | Chairman | 780 | – | 18 | 798 |
| Elizabeth Bryan | Non-executive Director | 315 | – | 18 | 333 |
| Ewen Crouch | Non-executive Director | 288 | – | 18 | 306 |
| Alison Deans | Non-executive Director | 134 | – | 9 | 143 |
| Robert Elstone | Non-executive Director | 332 | – | 18 | 350 |
| Peter Hawkins | Non-executive Director | 310 | 35 | 18 | 363 |
| Peter Marriott | Non-executive Director | 289 | – | 18 | 307 |
| Ann Pickard | Non-executive Director | 276 | – | 18 | 294 |

1. Includes fees paid to the Chairman and members of Board Committees.

## CEO AND GROUP EXECUTIVE REMUNERATION

The Westpac Group's remuneration strategy is to attract and retain talented employees by rewarding them for achieving high performance, developing sustainable customer relationships and delivering superior long-term results for our shareholders. This strategy incorporates sound principles of risk management and governance.

**SENIOR EXECUTIVE TEAM — REMUNERATION RECEIVED DURING 2014**

| Name | Position | Fixed remuneration & superannuation[1] ($000) | 2014 STI cash payment[2] ($000) | 2014 Total cash payment[3] ($000) | Prior year[4] equity awards[5] vested during 2014 ($000) |
|---|---|---|---|---|---|
| Gail Kelly | Managing Director & Chief Executive Officer | 3,028 | 2,743 | 5,771 | 7,059 |
| John Arthur | Chief Operating Officer | 1,227 | 944 | 2,171 | 1,748 |
| Philip Coffey | Deputy Chief Executive Officer | 1,415 | 1,120 | 2,535 | 2,110 |
| Brad Cooper | Chief Executive Officer, BT Financial Group | 1,085 | 1,123 | 2,208 | 2,390 |
| David Curran[6] | Chief Information Officer | 66 | – | 66 | – |
| George Frazis | Chief Executive Officer, St.George Banking Group | 950 | 1,162 | 2,112 | 1,791 |
| Brian Hartzer | Chief Executive, Australian Financial Services | 2,259 | 1,163 | 3,422 | 5,995 |
| Alexandra Holcomb[6] | Chief Risk Officer | 137 | 102 | 239 | – |
| Peter King[6] | Chief Financial Officer | 434 | 337 | 771 | – |
| Christine Parker | Group Executive, Human Resources & Corporate Affairs | 780 | 702 | 1,482 | 611 |
| Rob Whitfield | Group Executive, Westpac Institutional Bank | 1,812 | 1,152 | 2,964 | 2,113 |
| Jason Yetton | Group Executive, Westpac Retail & Business Banking | 960 | 702 | 1,662 | 793 |
| **Former Group Executives** | | | | | |
| Peter Clare[7] | Chief Executive Officer, Westpac New Zealand Limited | 1,062 | – | 1,062 | 1,616 |
| Greg Targett[8] | Chief Risk Officer | 1,115 | 690 | 1,805 | 1,756 |

1. Fixed remuneration includes cash salary, annual leave accrual and salary sacrificed items plus employer superannuation.
2. The cash STI payment represents 60% of the 2014 STI outcome and will be paid in December 2014. The remaining 40% is deferred in the form of equity and will vest in equal tranches in October 2015 and 2016.
3. This is the addition of the previous two columns.
4. Prior year awards comprise STI deferred in the form of equity and LTI awards subject to performance vesting hurdles.
5. Prior year equity awards include both deferred STI and LTI allocations that have vested in 2014. The equity value has been calculated as the number of securities that vested during the year ended 30 September 2014, multiplied by the five day volume weighted average price of Westpac ordinary shares at the time they vested, less any exercise price payable.
6. David Curran, Alexandra Holcomb and Peter King were appointed to their roles on 8 September 2014, 1 August 2014 and 1 April 2014 respectively. Remuneration reported here reflects the time from when they were appointed as key management personnel until the end of September 2014.
7. Peter Clare resigned effective 12 August 2014. Prior year equity awards forfeited during 2014 amounted to $4,179 ($000).
8. Greg Targett stepped down from the role of Chief Risk Officer on 31 July 2014 and will retire from the Group on 14 November 2014.

28

## FINANCIAL CALENDAR FOR WESTPAC ORDINARY SHARES

| | |
|---|---|
| Record date for final dividend | 12 November 2014 |
| Annual General Meeting | 12 December 2014 |
| Final dividend payable | 19 December 2014 |
| Financial half year end | 31 March 2015 |
| Interim results and dividend announcement | 4 May 2015 |
| Record date for interim dividend | 15 May 2015 |
| Interim dividend payable | 2 July 2015 |
| Financial year end | 30 September 2015 |

## ANNUAL GENERAL MEETING

The Westpac Annual General Meeting (AGM) will be held on Friday, 12 December 2014 in in the Plaza Ballroom at the Brisbane Convention and Exhibition Centre, Corner of Merivale Street and Glenelg Street, South Bank, Brisbane, commencing at 10:00 am (Brisbane time).

The AGM will be webcast live on the Westpac website at **www.westpac.com.au/investorcentre**

## ADDITIONAL REPORTING INFORMATION

Visit the Investor Centre on the Westpac Group website for the 2014 Annual Report, Shareholder information including a full financial calendar, and more information about the Group **www.westpac.com.au/investorcentre**

Supplementary information about Westpac Group's Full Year 2014 performance, including details about our approach to our strategic priorities and sustainability objectives, case studies and material issues assessment, can be found online at **www.westpac.com.au/2014AnnualReview**

## ASSURANCE

Our adherence to the GRI G4 Reporting Framework and disclosures associated with alignment to the AA1000 Principles have been independently assured by Ernst and Young (EY). EY also provides assurance in relation to Westpac Group's reporting under the National Greenhouse and Energy Reporting Act (2007), and the National Carbon Offset Standard (2012) in accordance with the relevant legislations and guidance. For further information please refer to the detailed assurance statement available online at **www.westpac.com.au/2014AnnualReview**

## WESTPAC BANKING CORPORATION

ABN 33 007 457 141

**HEAD OFFICE**
275 Kent Street
Sydney NSW 2000
Australia

*Telephone*
+61 2 9374 7113

*Facsimile*
+61 2 8253 4128

*Email*
online@westpac.com.au

*International payments*
+61 2 9806 4032

**SHARE REGISTRAR**
Link Market Services Limited
680 George Street
Sydney NSW 2000
Australia

*Mail*
Locked Bag A6015,
Sydney South NSW 1235

*Telephone*
+61 1800 804 255

*Facsimile*
+61 2 9287 0303

*Email*
westpac@linkmarketservices.com.au

**www.linkmarketservices.com.au**

**WESTPAC INVESTOR RELATIONS**

*Email*
investorrelations@westpac.com.au

*Telephone*
+61 2 8253 3143

**www.westpac.com.au/investorcentre**

**WESTPAC GROUP SUSTAINABILITY**
For questions and comments on our sustainability performance:

*Email*
sustainability@westpac.com.au

*Telephone*
+61 2 8254 8488

**www.westpac.com.au/sustainability**

For information on our compliance with International Agreements, including the United Nations Global Compact and Declaration on Human Rights, contact the General Manager of Group Corporate Affairs & Sustainability via the above details.

The Westpac Group Annual Review and Sustainability Report 2014 is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of the Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests.

2014 Westpac Group Annual Review and Sustainability Report — 29

www.westpac.com.au